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                                                                   Exhibit 10.49
                                                                   -------------


                            AMENDMENT NUMBER THREE
                                      TO
                        AGREEMENT REGARDING LICENSING,
                   DEVELOPMENT, MARKETING AND MANUFACTURING


     This Amendment Number Three to Agreement Regarding Licensing, Development, Marketing and Manufacturing ("Amendment") is made and entered into as of April 20, 1999 by and between Synbiotics Corporation, a California corporation ("Synbiotics"), and Binax, Inc., a Delaware corporation ("Binax").

                                   RECITALS

     WHEREAS, Synbiotics and Binax entered into that certain Agreement Regarding Licensing, Development, Marketing and Manufacturing dated June 30, 1993, as previously amended by Amendment Number One thereto dated December 9, 1993 and Amendment Number Two thereto dated July 27, 1994 (together, the "Agreement").

     WHEREAS, the parties desire to amend and modify certain of the provisions of the Agreement pursuant to Section 16.2 of the Agreement to memorialize the results of their good faith negotiations pursuant to Section 3.7 of the Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

   1. The FeLV Synbiotics Sublicensed Product (the "FeLV product") is hereby licensed back to Binax for development, manufacture, sale and distribution anywhere in the world as contemplated by the second, the next-to-last, and the last sentence of Section 3.7, provided that Binax's obligation to make royalty payments to Synbiotics under the second sentence of Section 3.7 shall terminate when Binax has paid Synbiotics a total of $150,000 in royalties on its FeLV product. Synbiotics agrees to amend its Distribution Agreement with Daiichi Pharmaceutical Co., Ltd. ("Daiichi") to delete the FeLV product therefrom (but nonetheless also to amend Section 3(b)(ii) thereof to provide for payment to Synbiotics by Daiichi of $75,000 within 30 days of registration of the FeLV product in Japan by Daiichi in furtherance of any Binax/Daiichi Distribution Agreement). Binax agrees to negotiate in good fait the terms of a Distribution Agreement with Daiichi for the registration and sale of the FeLV product in Japan. Synbiotics acknowledges that Daiichi and Binax may not come to an agreement regarding registration and sale of the FeLV product in Japan and therefore that the $75,000 payment by Daiichi to Synbiotics may never be made. Synbiotics shall allow Daiichi/Binax to use the ICT GOLD trademark for such FeLV product in Japan, an if requested to do so shall supply reagents for it on commercially reasonable terms. Binax may distribute the FeLV product independently or through a third party.
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   2.  The rights and duties of the parties with regard to the existing ICT Gold
HW canine heartworm test shall remain unchanged for as long as Synbiotics wishes to market such a test. (E.g., Synbiotics cannot lose such rights under section
3.7 or 5.3.2(a)(iii) of the Agreement.) Notwithstanding the foregoing, and notwithstanding the exclusivity of the rights granted to Synbiotics under the
Section 3.1(a) of the Agreement, Binax may develop and manufacture (but not sell) and may, any time after April 1, 2000, manufacture, market and sell a proprietary rapid canine heartworm test in the ICT Format, or another format controlled by Binax, (the "Binax Test") anywhere in the world. Synbiotics need not provide reagents or other products to Binax for the Binax Test, or provide the use of any Synbiotics Confidential Information, Synbiotics Developments, intellectual property or technology, or provide any other development,
manufacturing or marketing assistance to Binax for the Binax Test.   Synbiotics
grants no license to use any Synbiotics trademarks, tradenames, logos or other marks or other intellectual property in connection with the Binax Test, except as provided in Section 3 below. Because the parties agree to deem the Binax
Test not to constitute a reverted Synbiotics sublicensed Product, Binax nee not pay the 7.5% royalty or recoupment of development costs which was contemplated by Section 3.7 of the Agreement. Because the Binax Test, if developed and marketed, will compete with Synbiotics' ICT Gold HW and other heartworm products, it is agreed that the relation of the parties with regard to marketing their respective products shall be that of arms-length competitors.

   3. Synbiotics hereby grants Binax a limited, nonsublicensable, nonassignable, nonexclusive license under U.S. Patent No. 4,789,631 to develop, make, sell, market, distribute and use the Binax Test. Such license requires both an upfront consideration and a running royalty. The upfront consideration is Binax's agreement not to market or sell the Binax Test before April 1, 2000. The running royalty is 8% of the net selling price received by Binax and its Affiliates upon sales of units of the Binax Test which are made, sold, marketed, distributed or used in the United States (net of returns and customary trade discounts actually allowed and taken), and shall be paid at Synbiotics; headquarters in U.S. dollars within 30 days after the end of each calendar quarter, accompanied by a detailed net-sales report for such quarter signed by Binax's President. No royalty or other payments shall be due on units of the Binax Test which are neither made, sold, marketed, distributed or used in the United States. Binax's obligation to make royalty payments on sales of Binax Tests units made, sold, marketed, distributed or used within the United States shall expire on December 5, 2005. Binax shall maintain at its headquarters full, complete and accurate books and records showing the calculation of such net sales of the Binax Test, and Synbiotics may audit those books and records upon reasonable notice. Such audit shall be at Synbiotics' expense unless it shows a Binax underpayment of more than 5% for any audited period, in which case Binax shall reimburse Synbiotics for the reasonable costs of such audit.

   4. It is understood Binax may also have to pay royalties to Becton-Dickinson, Barnes-Jewish Hospital, Carter-Wallace and/or SmithKline Diagnostics on the Binax Test. Synbiotics agrees that, if all the other licensors reduce their royalty rates to Binax, Synbiotics will reduce its running royalty rate to Binax by the same percentage.

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   5.   The license specified in Section 3 of this Amendment shall terminate (a)
30 days after written notice by Synbiotics to Binax of material breach of the Agreement or this Amendment by Binax, which breach is not cured within such 30 days, (b) upon sale of Binax or its stock (by merger or otherwise) before December 5, 2005 to any company with a substantial animal health business that does not already have a license of the above-referenced patent from Synbiotics, or (c) upon any sale of the Binax Test udne a trademark or trade name not owned by Binax of its Affiliates. A "substantial animal health business" means at least $10 million in total assets or annual net sales pertaining to animal health diagnostics, or at least $500 million in total assets or annual net sales in animal health. A breach described in this Section 5(a) can also, but would not necessarily, also result in termination of the entire Agreement as provided in Article 8 of the Agreement.

   6. Synbiotics does not represent or warrant that the Binax Test will be free from infringement of any patents or other proprietary rights of any third parties, nor does Synbiotics represent or warrant the validity or scope of U.S. Patent No. 4,789,631 r make any other express or implied warranty, including any warranty of merchantability or of fitness for a particular purpose, with regard either to the licensed Synbiotics patented technology or the Binax Test.

   7. Binax shall mark all Binax Test units sold in the United States (or their product inserts) with the following patent notice: "Licensed under U.S. Patent No. 4,789,631."

   8. Binax agrees that the transfer price for ICT Gold HW will in no event be increased to above $1.40 before April 1, 2000.

   9. Except as provided in Section 1 of this Amendment, Section 3.7 of the Agreement is deleted from the Agreement.

   10. Section 5.11.1 of the Agreement is amended by adding at the end: "or (d) for any third party claims against Synbiotics as a result of Binax's manufacture, marketing, sale or use, after April 20, 1999, of the FeLV product or the Binax Test, unless such claim relates to Synbiotics' right to grant a license to use, or Binax's right to exercise its rights as licensee with respect to, U.S. Patent No. 4,789,631."

   11. The second sentence of Section 5.12.1 of the Agreement is amended by inserting after the word "Products": "or Binax's manufacture, marketing, sale or use, after April 20, 1999, of the FeLV product or the Binax Test."

   12. Except as expressly set forth in the Agreement or herein, Synbiotics grants no licenses whatsoever to Binax.

   13. Except as amended as set forth in Sections 1 through 12 above, the Agreement shall remain unchanged and shall remain in full force and effect.

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    IN WITNESS WHEREOF, the undersigned have executed this Amendment Number
Three to the Agreement to be effective as of the date first above written.


WITNESS:                                   SYNBIOTICS CORPORATION



/s/ Judith Francello                       By: /s/ Kenneth M. Cohen
--------------------                           --------------------

                                           Its:  President and CEO



WITNESS:                                   BINAX, INC.



/s/                                        By: /s/ Roger U. Piasio
                                               -------------------

                                           Its:  President and CEO


                 (SIGNATURE PAGE TO AMENDMENT NUMBER THREE TO
                  AGREEMENT REGARDING LICENSING, DEVELOPMENT,
                         MARKETING AND MANUFACTURING)

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